Exhibit 99.6

 EXECUTION VERSION

PARTICIPATION RIGHTS AGREEMENT

dated as of January 15, 2015

between

21VIANET GROUP, INC.

and

ESTA INVESTMENTS PTE. LTD.

TABLE OF CONTENTS

____________________________________

ARTICLE 1
Definitions

Section 1.01 . Definitions.	1
Section 1.02 . Other Definitional and Interpretative Provisions..	4

ARTICLE 2
Participation Rights

Section 2.01 . Participation Rights.	4

ARTICLE 3
Certain Covenants and Agreements

Section 3.01 . Public Announcements.	5
Section 3.02 . Conflicting Agreements..	5
Section 3.03 . Information Rights.	6

ARTICLE 4
Miscellaneous

Section 4.01 . Binding Effect; Assignability; Benefit.	6
Section 4.02 . Notices.	7
Section 4.03 . Amendment; Termination.	8
Section 4.04 . No Impact on Other Agreements..	8
Section 4.05 . Other Provisions..	8

Exhibits

Exhibit A            -           Form of Joinder Agreement

PARTICIPATION RIGHTS AGREEMENT

PARTICIPATION RIGHTS AGREEMENT, dated as of January 15, 2015 (this “Agreement”), by and between (i) 21 Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) and (ii) Esta Investments Pte. Ltd., a company incorporated under the laws of Singapore (the “Investor”).

W I T N E S S E T H:

WHEREAS, the Company and the Investor have entered into a Purchase Agreement dated as of December 1, 2014 (the “Purchase Agreement”), pursuant to which the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  As used in this Agreement, the following terms have the following meanings:

“ADSs” means the American Depositary Shares of the Company, each representing six (6) Class A Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in New York, New York, the Cayman Islands, the People’s Republic of China or Singapore.

“Class A Shares” means the Class A ordinary shares, par value US$0.00001 per share, of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, of the Company.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (i) Ordinary Shares and (ii) securities convertible into or exchangeable for Ordinary Shares and (iii) any options, warrants or other rights to acquire Ordinary Shares.

“Existing IRA” means the investor rights agreement dated October 11, 2013 among the Company, the Investor and certain other parties thereto.

“Existing RRA” means the registration rights agreement dated October 11, 2013 between the Company and the Investor.

“Family Members” means, with respect to any individual, such individual’s spouse, lineal descendant (including by adoption), sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary, and any trust that is for the exclusive benefit of such individual or any of the foregoing.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“IFRS” has the meaning assigned to such term in Section 3.03(a).

“Investor” has the meaning assigned to such term in the preamble.

“Investor Affiliated Transferee” means any Affiliate of an Investor to which any Investor transfers any of its Company Securities.

“New Securities” shall mean any Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Ordinary Shares or securities of any type whatsoever that are, or may become, convertible or exchangeable into such Ordinary Shares or other voting shares; provided that the term “New Securities” does not include (i) Company Securities issued to the employees, consultants, officers or directors of the Company or its Subsidiaries, or which have been reserved for issuance, pursuant to any equity-based incentive plans, except for any incentive shares issued to (x) any of Sheng Chen, Personal Group Limited, a British Virgin Islands company, Fast Horse Technology Limited, a British Virgin Islands company, and Sunrise Corporate Holding Ltd., a British Virgin Islands company, (y) any executive officer of the Company, or (z) any of the Affiliates and Family Members of the Persons identified in (x) and (y); (ii) Ordinary Shares issued to all holders of the Company on a pro rata basis in connection with any share split, share dividend, combination, reclassification or recapitalization of the Company; or (iii) Class A Shares issued upon the conversion of Class B Shares.

“Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Company, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Other Agreements” has the meaning assigned to such term in Section 4.04.

“Participation Notice” has the meaning assigned to such term in Section 2.01(b).

“Participation Period” has the meaning assigned to such term in Section 2.01(b).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.

“Pro Rata Share” means, in respect of the Investor, the ratio of (a) the total number of Ordinary Shares (including, for the avoidance of doubt, Ordinary Shares as represented by, or in the form of, ADSs) held in the aggregate by the Investor and its Investor Affiliated Transferees, to (b) the total number of Ordinary Shares issued and outstanding, in each case, immediately prior to the issuance of the New Securities giving rise to the Right of Participation.

“Purchase Agreement” has the meaning assigned to such term in the recitals.

“Right of Participation” has the meaning assigned to such term in Section 2.01(a).

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with the generally accepted accounting principles of the United States, or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Participation Rights

Section 2.01 .  Participation Rights.

(a)  The Investor shall have the right to purchase the Investor’s Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue (the “Right of Participation”).

(b)  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to the Investor written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Such written notice shall be made in accordance with Section 4.02 and shall be simultaneously be made by facsimile and/or email transmission to the facsimile number and/or email address of the Investor as specified in Section 4.02. The Investor shall have ten (10) Business Days from the date of receipt of any such Participation Notice (the “Participation Period”) to agree in writing to purchase its Pro Rata Share of such New

Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the Investor’s Pro Rata Share).  If the Investor fails to so agree in writing within such ten (10) Business Day-period to purchase the Investor’s full Pro Rata Share of an offering of New Securities, then the Investor shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that the Investor did not agree to purchase.

(c)  If the Investor exercises its Right of Participation, it shall be obligated to buy such number of New Securities in accordance with the terms of this Section 2.01. The purchase of any New Securities by the Investor shall be consummated within forty-five (45) days after the valid exercise of the Investor’s Right of Participation.

(d)  Upon the expiration of the Participation Period, the Company shall have one hundred and twenty days (120) days thereafter to sell the New Securities described in the Participation Notice (with respect to any New Securities not purchased by the Investor pursuant to the Right of Participation) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day-period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investor pursuant to this Section 2.01.

ARTICLE 3
Certain Covenants and Agreements

Section 3.01 . Public Announcements. Each party hereto agrees to consult with the other parties hereto before issuing any press release or making any public statement or disclosure with respect to this Agreement or the rights and obligations provided hereunder and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other party; provided that a party may without the prior written consent of the other party issue any such press release or public statement or disclosure if such party has used reasonable efforts to consult with the other party and to obtain the consent of such other party but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange, provided that such party has also notified the other party in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release.

Section 3.02 .  Conflicting Agreements.  The Company agrees that it shall not (i) enter into any agreement or arrangement with any Person with respect to any Company Securities that conflict with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investor under this Agreement or (ii) act, for any reason, as a member of a group or in concert with any other Person in connection with the voting of its Company Securities in any manner that conflicts with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investor under this Agreement.

Section 3.03 . Information Rights.

(a)  (i) No later than December 31 of each year, the Company shall deliver to the Investor and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for each year (based on a fiscal year ending September 30), prepared in accordance with International Financial Reporting Standards, as amended from time to time (“IFRS”), and (ii) as soon as practicable, and in any event before the end of January 31 of each year, the Company shall cause its auditor to prepare and issue to the Investor an audited report on such financial statements prepared in accordance with the preceding clause (i).

(b)  (i) As soon as practicable, and in any event before the end of each fiscal quarter of the Company, the Company shall deliver to the Investor and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for the prior fiscal quarter ending on March 31, June 30, September 30 or December 31, as applicable, prepared in accordance with IFRS, (ii) as soon as practicable, and in any event before June 30 of each year, the Company shall deliver to the Investor and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for the six months ending March 31, prepared in accordance with IFRS, (iii) as soon as practicable, and in any event before September 30 of each year, the Company shall deliver to the Investor and the Company’s auditor the consolidated financial statements of the Company and its Subsidiaries for the nine months ending June 30, prepared in accordance with IFRS, and (iv) as soon as practicable, and in any event before the end of each fiscal quarter of the Company, the Company shall cause its auditor to prepare and issue to the Investor a reviewed report on the financial statements prepared in accordance with the preceding clauses (i), (ii) and (iii), as applicable.

ARTICLE 4
Miscellaneous

Section 4.01 .  Binding Effect; Assignability; Benefit.  (a)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(a)  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party hereto; provided that the Investor may assign any right, remedy, obligation or liability arising under this Agreement or by reason hereof to any of its Affiliates that executes and delivers to the Company and the Investor a Joinder Agreement in the form of Exhibit A hereto, which Person shall thenceforth be, mutatis mutandis, the “Investor”.

(b)  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.02 .  Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such facsimile or email transmission is requested and received) and shall be given:

if to the Company, to:

21Vianet Group, Inc.
M5, 1 Jiuxianqiao East Road
Chaoyang District
Beijing 100016
The People’s Republic of China
Attention: Office of the Chief Financial Officer
Facsimile: +86-10-84564234
Email: shang.hsiao@21vianet.com

with a copy (which shall not constitute notice) to:

DaHui Lawyers
Suite 3720, China World Tower
No. 1 Jianguomenwai Avenue
Chaoyang District, Beijing 100004
The People’s Republic of China
Attention: Zheng Zha
Facsimile: +86-10-63220299
Email: zheng.zha@DaHuiLawyers.com

if to the Investor, to

Esta Investments Pte. Ltd.
60B Orchard Road, #06-18 Tower 2
The Atrium@Orchard
Singapore  238891
Attention: Eugene Huang
Email: eugenehuang@temasek.com.sg

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road
Central
Hong Kong
Attention: Miranda So
Facsimile: +852 2533 1773
Email: miranda.so@davispolk.com

or such other address or facsimile number as the party may hereafter specify by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 4.03 .  Amendment; Termination.  (a) The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)  This Agreement shall terminate and be of no further force and effect in respect of the Investor upon the Investor ceasing to legally and beneficially own and control at least fifty percent (50%) of the number of Company Securities subscribed by the Investor immediately pursuant to the Purchase Agreement; provided that Section 3.01 and this Article 4 shall survive any termination of this Agreement.

Section 4.04 .  No Impact on Other Agreements.  This Agreement shall not affect any of the rights of the Investor under the Existing IRA, the Existing RRA or any other agreement that the Investor has entered into with the Company (the “Other Agreements”). All the provisions of the Other Agreements shall remain in full force and effect and continue in accordance with their terms.

Section 4.05 .  Other Provisions.  Sections 9.02, 9.04, 9.06, 9.08, 9.09 and 9.11 of the Purchase Agreement shall apply mutatis mutandis to this Agreement.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ESTA INVESTMENTS PTE. LTD.

By:	/s/ Ang Peng Huat
	Name:	Ang Peng Huat
	Title:	Authorised Signatory

[Signature Page to Participation Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

21VIANET GROUP, INC.

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Participation Rights Agreement]

EXHIBIT A

FORM OF JOINDER TO PARTICIPATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Participation Rights Agreement dated as of January 15, 2015 (as amended, restated or otherwise modified from time to time, the “Participation Rights Agreement”) between 21Vianet Group, Inc. and Esta Investments Pte. Ltd.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Participation Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Participation Rights Agreement as of the date hereof and shall have all of the rights and obligations of the Investor thereunder as if it had executed the Participation Rights Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Participation Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________ ____, _________

[NAME OF JOINING PARTY]
By:
Name:
Title:

Address, fax number and email for notices: ______________________________ ______________________________ ______________________________ ______________________________

Accepted and Agreed:

ESTA INVESTMENTS PTE. LTD.

By:
Name:
Title:

21 VIANET GROUP, INC.

By:
Name:
Title: